  Exhibit 99.1

NATIONAL AMERICAN UNIVERSITY HOLDINGS, INC. ANNOUNCES
APPOINTMENT OF DR. DAVID O. WENDLER AS CHAIRMAN OF UNIVERSITY BOARD OF GOVERNORS FOLLOWING RETIREMENT OF DR. JERRY L. GALLENTINE

Rapid City, South Dakota, January 29, 2019 — National American University Holdings, Inc. (the “Company”) (OTCQB: NAUH), which through its wholly owned subsidiary operates National American University (“NAU” or the “University”), a regionally accredited, proprietary, multi-campus institution of higher learning, today announced that it has appointed David O. Wendler, PhD. as Chairman of NAU’s Board of Governors following the retirement of Dr. Jerry L. Gallentine. Dr. Gallentine retired on January 25, 2019 from the NAU Board of Governors and from the NAUH Board of Directors.

Dr. Wendler has an esteemed track record of over 48 years of experience in academia and post-secondary education, and currently serves as Vice President for Academics Emeritus at Martin Luther College, a private liberal arts college in New Ulm, Minnesota. Dr. Wendler has served as an administrator and leader at Martin Luther College since 1980, and has received numerous awards over his career, including “Leadership and Innovation in Accreditation” and a “Outstanding Service Award” from the Higher Learning Commission. He has extensive experience in International studies in countries such as Antigua, St. Lucia, China, New Zealand, and Jamaica where he received an award from the University Council of Jamaica “in recognition of your sterling contribution” for his work on the Education Standards Committee.

Dr. Gallentine has been with the University for 26 years and has played a vital role in the success of the company. He joined NAU in 1993 when he was appointed university president and chief executive officer. He served as chief executive officer until 2009 and as president until 2015.

Dr. Ronald L. Sharpe, President and Chief Executive Officer, stated, “We are thrilled to have an accomplished educator such as Dr. Wendler as the Chairman of NAU’s Board of Governors. He has been a board member for over three years and has assisted NAU for over the past decade. Dr. Wendler’s experience and knowledge comes at a critical time as we expand our online curriculum and programmatic offerings. Finally, I cannot thank Dr. Gallentine enough for his contributions to the success of NAU over the years. The Board will miss him greatly and we wish him the very best in retirement.”

About National American University Holdings, Inc.

National American University Holdings, Inc., through its wholly owned subsidiary, operates National American University, a regionally accredited, proprietary, multi-campus institution of higher learning offering associate, bachelor’s, master’s, and doctoral degree programs in technical and professional disciplines. Accredited by the Higher Learning Commission, NAU has been providing technical and professional career education since 1941. NAU opened its first campus in Rapid City, South Dakota, and has since grown to multiple locations in several U.S. states. In 1998, NAU began offering online courses. Today, NAU offers degree programs in traditional, online, and hybrid formats, which provide students increased flexibility to take courses at times and places convenient to their busy lifestyles.

Contact Information:
National American University Holdings, Inc.
Dr. Ronald Shape
605-721-5220
rshape@national.edu

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